Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Intelligent Living Application Group Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Ordinary Share, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	2,500,000	$1.60	$4,000,000	$110.20 per $1,000,000	$440.80
Total Offering Amounts					$4,000,000		$440.80
Total Fee Offsets
Net Fee Due							$440.80

(1)	Intelligent Living Application Group Inc., a Cayman Islands company (the “Company” or “ILAG”), is registering 2,500,000 shares of Ordinary Shares pursuant to the Intelligent Living Application Group Inc. 2022 Omnibus Equity Plan (the “Plan”). Pursuant to paragraph (a) of Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional Ordinary Shares as may become issuable under the Plan as a result of stock splits, stock dividends or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares.

(2)	The offering price for these shares is estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of our Ordinary Shares as quoted on the Nasdaq Capital Market on January 27, 2023, a date within five business days of the filing date.